Exhibit 99.1

For more information, contact:
Thomas F. Rose
Chief Financial Officer

Wendy Crites Wacker, APR
Corporate Communications
Phone (386) 418-8888

Susan A. Noonan
The SAN Group, LLC
Phone (212) 966-3650

REGENERATION TECHNOLOGIES ANNOUNCES 2006 FIRST QUARTER RESULTS

Company Will Hold Conference Call at 9:00 a.m. ET

ALACHUA, Fla. (May 9, 2006) – Regeneration Technologies, Inc. (RTI) (Nasdaq: RTIX), a leading processor of orthopedic, cardiovascular and other biologic implants, announced today that the company’s revenues were $18.4 million for the first quarter of 2006, an increase of 23 percent compared to $15.0 million for the first quarter 2005.

For the first quarter ended March 31, 2006, the company reported net loss of $1.3 million and net loss per diluted share of $0.04, compared to net loss of $1.3 million and net loss per diluted share of $0.05 for the first quarter 2005. Excluding a $678,000 charge related to stock-based compensation, the adjusted net loss for the first quarter of 2006 was $782,000.

First Quarter 2006 Analysis

Spinal Constructs: Revenues from distribution of spinal implants were $9.2 million for the first quarter, compared to $5.9 million in the previous year, representing an increase of 57 percent. The increase in revenues relates to higher volumes of our assembled cervical grafts and increased lumbar orders to maintain exclusivity for several products by our largest distributor. The revenues from spinal implants have remained relatively flat for the past four quarters.

Bone Graft Substitutes: The bone graft substitutes revenue category consists of all moldable and flowable bone pastes, as well as all chips and cubes. These implants were previously classified within spinal implants and general orthopedics. Revenues from distribution of bone graft substitutes were $3.8 million for the first quarter, compared to $3.6 million for the previous year, representing an increase of 5 percent. The increase in revenues was attributable to improved performance by our direct distribution network both domestically and internationally, which offset a decline in orders by our largest distributor.

Sports Medicine: Revenues from distribution of sports medicine implants were $3.2 million for first quarter, compared to $2.2 million for the previous year, representing an increase of 42 percent. The increase was principally the result of the majority of these products being distributed through our direct distribution compared to an independent distributor in 2005.

Cardiovascular: Revenues from distribution of cardiovascular implants were $1.3 million for the first quarter, compared to $2.1 million for the previous year, representing a decrease of 39 percent. The primary reason for the decreased revenue was lower cardiovascular recoveries during the quarter. Demand for these life-saving implants remains high.

General Orthopedic: Revenues from general orthopedic implants were $277,000 for the first quarter, compared to $212,000 for the first quarter of the previous year, representing an increase of 31 percent. An increase in unit volume during the quarter was a result of these implants being distributed through our direct network of representatives.

During the first quarter of 2006 the company continued to make progress on its key strategies:

Optimizing distribution – During the first quarter, the company held its first national distributors’ meeting where representatives received in-depth training on this year’s new implants, including our Sterling® line of xenograft products, BioSet® Demineralized Bone Matrix and our assembled tendon implants. During the quarter the total number of domestic representatives was increased from 35 to 80.

Increased focus on research and development – During the first quarter, the company launched the Crescent™ lumbar allograft to its largest distributor. The new Adjustable Bone Tendon Bone (BTB) allograft was also completed for a second quarter launch.

Launch and growth of Sterling® product line – One of the highlights of the quarter was the annual meeting of the American Association of Orthopaedic Surgeons (AAOS), where RTI officially launched the Sterling line of implants. Hundreds of surgeons were introduced to the new product line, which was very favorably received.

Conference Call

RTI will hold a live conference call and simultaneous audio web cast on Tuesday, May 9, 2006 at 9:00 a.m. ET to discuss first quarter results. The conference call can be accessed by dialing 888-390-0675, passcode RTIXQ ONE. The web cast can be accessed through the investor section of RTI’s web site at www.rtix.com. A telephone replay of the call will be available through June 9, 2006 and can be accessed by calling 800-839-4890; the replay will also be available at www.rtix.com.

About Regeneration Technologies, Inc.

RTI processes allograft and xenograft tissue into shaped implants for use in orthopedic, cardiovascular and other surgeries with a commitment to science, safety and innovation.

RTI also holds the patents on BioCleanse®, the only proven tissue sterilization process validated to eliminate viruses, bacteria, fungi and spores from tissue without impacting the structural or biomechanical integrity of the tissue. The company has distributed more than 675,000 allograft implants sterilized with the BioCleanse process with zero incidence of infection. RTI is accredited by the American Association of Tissue Banks and was named a 2004 Technology Pioneer by the World Economic Forum.

Except for historical information, any statements made in this press release about the company’s anticipated financial results, growth rates, new product introductions, future operational improvements and results, regulatory approvals or changes to the company’s agreements with its distributors are forward-looking statements subject to risks and uncertainties, such as those described in the company’s public filings on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s web site at www.rtix.com or the SEC’s web site at www.sec.gov.

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REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2006	2005
Revenues:
Fees from tissue distribution	$17,716	$14,017
Other revenues	709	953

Total net revenues	18,425	14,970
Costs of processing and distribution	12,932	10,347

Gross profit	5,493	4,623

Operating Expenses	7,497	6,659

Operating loss	(2,004)	(2,036)
Net interest income (expense)	17	(173)

Loss before income tax benefit	(1,987)	(2,209)
Income tax benefit	691	959

Net loss	$(1,296)	$(1,250)

Net loss per common share - basic	$(0.04)	$(0.05)

Net loss per common share - diluted	$(0.04)	$(0.05)

Weighted average shares outstanding - basic	29,711,763	26,732,603

Weighted average shares outstanding - diluted	29,711,763	26,732,603

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Revenues

(In thousands)

	Three Months Ended March 31,
	2006	2005
Fees from tissue distribution:
Spinal constructs	$9,180	$5,845
Bone graft substitutes	3,782	3,598
Sports medicine	3,188	2,243
Cardiovascular	1,289	2,119
General orthopedic	277	212
Other revenues	709	953

Total	$18,425	$14,970

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2006	December 31, 2005
Assets
Current Assets:
Cash and cash equivalents	$24,991	$25,559
Accounts receivable - net	6,509	9,021
Inventories	38,269	38,534
Other current assets	12,197	12,181

Total current assets	81,966	85,295
Property, plant and equipment - net	43,830	44,527
Other assets	12,308	12,440

Total assets	$138,104	$142,262

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$7,751	$7,123
Other current liabilities	6,467	8,575

Total current liabilities	14,218	15,698
Other liabilities	6,620	8,751

Total liabilities	20,838	24,449

Total stockholders’ equity	117,266	117,813

Total liabilities and stockholders’ equity	$138,104	$142,262

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended March 31,
	2006	2005
Cash flows from operating activities:
Net loss	$(1,296)	$(1,250)
Adjustments to reconcile net loss to net cash provided by (used) in operating activities:
Depreciation and amortization expense	1,251	1,106
Amortization of deferred financing costs	43	45
Change in working capital	39	(2,852)
Other	(12)	(1,092)

Net cash provided by (used in) operating activities	25	(4,043)

Cash flows from investing activities:
Purchases of property, plant and equipment	(226)	(180)
Purchase of intellectual property	—	(1,600)
Proceeds from sale of property, plant and equipment	200	—

Net cash used in investing activities	(26)	(1,780)

Cash flows from financing activities:
Payments on capital lease and note obligations	(571)	(618)
Proceeds from exercise of stock options	4	464

Net cash used in financing activities	(567)	(154)

Net decrease in cash and cash equivalents	(568)	(5,977)
Cash and cash equivalents, beginning of period	25,559	11,484

Cash and cash equivalents, end of period	$24,991	$5,507